SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: May 30, 2006

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (410) 581-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement.

(a) On May 30, 2006, Avatech Solutions, Inc. (“Registrant”) and Avatech Solutions Subsidiary, Inc., a controlled subsidiary of the Registrant, (“Subsidiary”), entered into a $6.5 million term loan with Mercantile – Safe Deposit and Trust Company (the “Lender”) to finance its acquisition of Sterling Systems and Consulting, Inc. (a Michigan corporation) and its affiliates (“Sterling”). The loan provides for monthly interest payments at the prime rate plus 2.0% with full principal repayment in ninety days and is secured by all of the assets of the Registrant and Subsidiary. The Registrant secured the loan in order to complete its acquisition of Sterling while it proceeds towards the closing of a previously-disclosed equity transaction. Upon the closing of the equity transaction, the term loan will be repaid without penalty.

Item 2.01	Completion of Acquisition of Assets.

On May 30, 2006, the Registrant simultaneously executed and closed Stock and Membership Interest Purchase Agreements with Sterling. Under the terms of the Agreements, the Registrant acquired all of the outstanding stock and membership interests of Sterling for $6.5 million in cash and $1.5 million of its common stock.

Reference is made to the press release issued by the Registrant on May 31, 2006, the text of which is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

In connection with its purchase of Sterling, the Registrant issued a total of 694,445 shares of its common stock to the owners of Sterling.

These securities were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits. The following exhibit is furnished with this report:

Exhibit 99.1 — Press release dated May 31, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVATECH SOLUTIONS, INC.
(Registrant)

Date: June 1, 2006	By:	/s/ Lawrence Rychlak
Lawrence Rychlak
Vice President and Chief Financial Officer